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EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share are computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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                                                         Three Months Ended
                                                           March 31, 1998
                                                         -------------------
INCOME
Net income                                                    $745,617
Less: preferred stock dividend requirements                    450,772
                                                              --------
Net income applicable to common stock                          294,845

SHARES
Weighted average number of common shares outstanding            22,077

NET INCOME PER SHARE                                          $  13.36

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